CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 50 to the Registration Statement (Form N-1A, No. 811-21108) of Pioneer Series Trust X, and to the incorporation by reference of our reports, dated May 29, 2020, on Pioneer Fundamental Growth Fund, Pioneer Dynamic Credit Fund and Pioneer Multi-Asset Ultrashort Income Fund, included in the Annual Report to Shareholders for the fiscal year ended March 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

July 28, 2020